Exhibit 10.13

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

This Prime Vendor Agreement (“PVA”) is dated May 1, 2016 (“Effective Date”) between AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), and CareKinesis, Inc., a Delaware corporation, and J.A. Robertson, Inc., a California corporation d/b/a St. Mary (collectively, “Customer”).

This PVA completely amends and restates the Prime Vendor Agreement made as of March 1, 2016 between ABDC and CareKinesis, Inc. and J.A. Robertson, Inc. (the “Former Agreement”). For the avoidance of doubt, the Former Agreement is hereby terminated in its entirety.

Capitalized words used in this PVA that are not defined in the body of the PVA have the meaning given to them in the attached Exhibit incorporated herein. The parties agree as follows:

1.             Prime Vendor. ABDC will be Customer’s “Prime Vendor” for the entire Term. This means that Customer will participate in the PRxO® Generics program per ABDC’s requirements throughout the Term and each month: (a) purchase from ABDC for each Facility at least 95% of the total dollar amount of all Rx that Customer purchases that are available through pharmaceutical wholesaler distributors; (b) purchase from the PRxO Generics formulary at least 95% of the total dollar amount of all generic Rx that Customer purchases that are available through pharmaceutical wholesaler distributors; (c) maintain a minimum PRxO Ratio of [**]%; and (d) make Net Purchases of at least $1,750,000; provided, however, if Product is not available from ABDC which causes Customer to buy direct from a manufacturer, Customer may purchase such Product outside of ABDC with such purchases excluded from the foregoing minimums. In addition to other remedies, ABDC may increase Price of Goods for all Products on 10 days’ notice if any Prime Vendor requirement is not met.

2.     Price of Goods. Based on payment terms elected below, Customer’s Price of Goods for all Products other than Special Priced Products and CIIs not ordered by CSOS will be the Product’s Cost less the applicable discount set forth in the below grid, as determined within 15 days after the end of each month based on Customer’s Net Purchases and PRxO Ratio during the month.

Price of Goods
Monthly Net Sales			PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% - [**]%		PRxO Ratio: [**]% & [**]
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	to	$[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
$[**]	&	[**]	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%	[**]	%
[**]			[**]
[**]			[**]

CII brand Rx will receive the same grid discount if ordered by CSOS and will be priced at Cost plus [**]% if not. Price of Goods for Special Priced Products is not determined per this Section but is set from time to time by ABDC. Price of Goods does not include any administrative fee to a GPO. If ABDC is required to pay any administrative fee to a GPO on Customer’s purchases, the GPO fee will be added to Price of Goods. Customer’s billed amount also will be increased by sales, use or business and occupation taxes or other charges on Net Purchases.

CONFIDENTIAL

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

3.        Pricing Rebate. To protect pricing confidentiality, ABDC will invoice Customer for brand Rx (excluding
Special Priced Products and CIIs not orderedby CSOS) at Cost minus [**]%. Within 30 days after each month, if Customer is in compliance with this PVA, ABDC will credit Customer the difference between the invoiced amount and Customer’s effective Price of Goods on this brand Rx per Section 2 for the month (“PEP Rebate”).

4.            PRxO Rebates. Within 20 days after each month during which Customer met the Prime Vendor requirements and maintained a PRxO Ratio of at least [**]%, ABDC will issue a credit to Customer on Net Purchases of eligible PRxO Generics during the month per the below grid (“PRxO Rebate”). Only one level of rebate is credited based on Customer’s PRxO Ratio during the month, without carryover. Eligible PRxO Generics exclude drop ship, unit dose, injectable, Specialty Rx and biosimilar products.

PRxO Ratio During Month			PRxO % Rebate
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	to	[**]%	[**]	%
[**]%	&	[**]%	[**]	%

5.        Volume Rebate. After the first $[**] in Adjusted Net Purchases are made, if Customer is in compliance with this PVA, Customer will receive a $[**] volume rebate (“Volume Rebate”), representing a [**]% discount on these Adjusted Net Purchases. The Volume Rebate will be credited within 45 days after it is earned.

6.        Payment. Price of Goods is based on Customer’s election of payment terms of Weekly Statement Due in 28 Days (ZF28; 32 DSO). Per this election, payment for invoices for purchases made Saturday - Friday must be received by the fourth following Friday. Price of Goods for all Products will be surcharged 0.05% if payment is not by ACH/EFT.

7.        Deliveries; Drop Ships. Price of Goods is based on a delivery schedule of once a day, Monday - Friday, except holidays and warehouse inventory days, per the Exhibit’s terms. Additionally, Customer will be entitled to one emergency delivery per calendar quarter at no additional charge. Customer may be charged for each additional emergency order. ABDC will use commercially reasonable efforts to meet a requested delivery time for emergency orders; provided that if ABDC cannot do so, Customer may fill emergency orders outside the Program on such occasions using another provider notwithstanding minimum purchase commitments in this PVA. Drop ships are subject to supplier terms, surcharges and return restrictions and ABDC is not responsible for them or these terms/surcharges/restrictions. For Rx Products, ABDC will meet an adjusted fill rate service level of 98% each calendar month.

8.        Returns & Recalls. When returning Products to ABDC, Customer will follow ABDC’s Returned Goods Policy, as amended from time to time, allowing for [**]% credit on Saleable Product returned within [**] days of invoice date; provided that if ABDC supplied defective Product to Customer, all such Product may be returned and need not be Saleable Product. Notwithstanding the foregoing, certain restrictions and a restocking fee will apply to CIIs as set forth in the Returned Goods Policy. If a supplier notifies ABDC of a Product recall, Customer will receive prompt notice of the recall per the supplier’s notice.

8.        Ordering & Reporting. All Product orders must be placed electronically (CSOS for CIIs) or a surcharge will apply; provided that if Customer is unable to transmit orders for Products electronically due to ABDC’s system failure, Customer may transmit orders manually by telephone, fax or other available method and will not be subject to a surcharge. ABDC offers Customer, without additional charge, Web-based and smartphone ordering and reporting capability (ABDC PassPortTM). ABDC’s PassPortTM Nomad mobile solution is available for $100 per unit/month. Without additional charge, ABDC offers Customer bar-coded shelf labels and price stickers for Rx and OTC. All orders of controlled substances and listed chemicals are subject to the OMP. Orders identified by the OMP may be rejected and may result in future ordering restrictions.

9.        Credit. Customer will abide by ABDC’s standard credit terms. Late fees will be charged per the Exhibit. In addition to any security interest provided previously or later by Customer to ABDC, to secure all of Customer’s

CONFIDENTIAL

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

existing and future liabilities to ABDC, Customer hereby grants to ABDC a security interest in the following property now owned or hereafter acquired or arising (collectively the “Collateral”): all of Customer’s (a) Accounts; (b) Inventory; (c) Equipment; and (d) General Intangibles. All capitalized terms used herein and not defined have the meaning set forth in the UCC as in effect in any jurisdiction in which any of the Collateral may be located. ABDC may do such things as are necessary to achieve the purposes of this Section.

10.      Term. This PVA starts on its Effective Date and ends April 30, 2019 (“Term”). After the Term, this PVA continues month-to-month until a party gives the other 90 days’ written notice. In addition to other remedies, this PVA may be terminated for cause upon written notice to the other party if the other party: (a) is bankrupt or insolvent; (b) fails to pay any amount due under this PVA and the failure continues for 5 days after receiving notice; (c) fails to perform any other material obligation of this PVA and the failure continues for 30 days after receiving notice; or (d) if it is determined that Customer has engaged in re-distribution of Product or places suspicious orders. ABDC also may terminate this PVA at any time after Customer’s Change in Control on 10 days’ notice. Within 5 days after this PVA ends, Customer will pay ABDC any amount owed and return to ABDC all hardware, software and other equipment or pay ABDC the item’s replacement cost. The prior sentence, the next Section, Exhibit Paragraphs 3, 5 and 6 and any other provision the context of which shows the parties intended it to survive after the PVA ends will remain in effect after the termination of the PVA.

11.      General.

(a)    Purchasing. Customer will (i) use all Products for its “own use” (as defined legally), (ii) not distribute Products to distributors, re-packagers or suppliers, (iii) not engage in speculative purchasing of Products, or (iv) not dispense Rx except as properly prescribed. ABDC may periodically audit compliance. Customer will promptly reimburse ABDC for chargebacks that are denied or not paid within 45 days.

(b)    Legal Matters. ABDC does not manufacture any Products and disclaims all warranties, express or implied, including those of merchantability, non-infringement and fitness for a particular purpose, for Products and services. These warranties cannot be created by any source. Except for ABDC’s indemnification obligation pursuant to Section 3 of the Exhibit, ABDC will not be liable for special, incidental or consequential damages of any type. The prevailing party in any legal action, including a bankruptcy action, may recover all costs, including reasonable attorneys’ fees. A waiver or delay in enforcing this PVA will not deprive a party of its right to act later or due to another breach. This PVA is governed by Pennsylvania law; supersedes prior agreements regarding this arrangement, other than ABDC’s credit terms; and cannot be amended unless each party agrees in writing. The term “including” means “including, without limitation,”.

(c)     Assignment. This PVA is for the benefit of, and binds the heirs, successors and assigns of, each party. However, Customer may only assign its rights or delegate its duties under this PVA, including by merger, Change in Control, asset sale, operation of law or otherwise, with ABDC’s prior written consent. Customer consents to ABDC assigning part or all of its obligations to any affiliate and to assigning or granting a security interest in this PVA in connection with any financing or securitization by ABDC or any affiliate.

(d)    Other Obligations. Each of CareKinesis, Inc., and J.A. Robertson, Inc. (i) is jointly and severally liable for the satisfaction of any payment or indemnification obligations under this PVA, (ii) must individually comply with applicable ABDC credit and insurance policy requirements, and (iii) hereby grants to ABDC the security interest in its Collateral as set forth in the Section entitled “Credit” above. In the event of any breach by either CareKinesis, Inc., or J.A. Robertson, Inc. that gives ABDC a right to terminate this PVA, ABDC may terminate the PVA with respect to such party or in its entirety.

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Amended and Restated Prime Vendor Agreement as of its Effective Date.

CUSTOMER: CareKinesis, Inc.		ABDC: AmerisourceBergen Drug Corporation
By:	/s/ Calvin H. Knowlton	By:	/s/ Richard Hazinski
Name/Title: Calvin H. Knowlton, PhD, CEO		Name/Title: Richard Hazinski, Vice President
Address for Notices: 1300 Morris Drive Chesterbrook, PA 19087
CUSTOMER: J.A. Robertson, Inc.		Attn: VP & Group General Counsel - ABDC
By:	/s/ Calvin H. Knowlton	Fax: 866.925.8987
Name/Title: Calvin H. Knowlton, PhD, CEO
Address for Notices: 704 E. Main Street
Moorestown, NJ 08057
Attn:
Fax:

CONFIDENTIAL

EXHIBIT

1.     Deliveries. Excluding supplier back-ordered Products, ABDC will use commercially reasonable efforts to deliver orders placed by its order cut-off time by the next scheduled delivery day. Other terms are:

1.1 Unscheduled deliveries, including for emergencies, may be surcharged up to $100 plus actual delivery cost.

1.2 All goods are F.O.B. a Facility, with freight prepaid for normal delivery. Title and risk of loss pass upon delivery. Deliveries outside the continental U.S. may be surcharged.

1.3 Facilities making monthly Net Purchases of less than $25,000 may be surcharged up to $50 on each order less than $1,250.

1.4 Customer will pay replacement cost of non-disposable equipment/ material like totes, padding, pallets, coolers, monitors/loggers not returned within 5 business days.

2.     Legal Compliance; Records; Audits. Pending rebates will be noted on invoices, credit memos or statements and Customer will indemnify ABDC pursuant to ¶3 for their use. Each party will comply with all applicable laws, including reporting or reflecting discounts, rebates and other price reductions pursuant to 42 USC §1320a-7b(b)(3)(A). ABDC will maintain records of transactions for one year during the Term or after, which may be audited by Customer per ABDC’s Audit Policy, as amended from time to time. If an audit establishes net overcharges or undercharges, ABDC will credit or charge Customer within thirty (30) days of receipt of written notice of the net overcharge (or, if later, within thirty (30) days of receiving an applicable supplier’s credit) or undercharge. ABDC may audit Customer’s compliance with its obligations under this PVA by reviewing Customer’s books and records upon reasonable notice, requiring Customer to submit raw dispensing data upon request and/or using Customer or third party data (e.g., InSite or IMS data). To the extent required by 42 U.S.C. §1395x(v)(1), until four years after the Term, ABDC will make available to the U.S. Department of Health & Human Services Secretary, the Comptroller General, or their respective authorized representatives, upon their written request, a copy of this Agreement and all records required to certify the nature and extent of pricing for Products and Services from ABDC under this Agreement

3.     Indemnity. Each party (“Indemnifying Party”) will indemnify and defend the other, its employees and representatives (“Indemnified Party”) against all third-party claims and associated damages, including attorneys’ fees and costs (“Claim”), to the extent caused by the Indemnifying Party’s negligence or willful misconduct in connection with its performance of this PVA; or breach of any representation, warranty, covenant or obligation in this PVA. Failure to give prompt written notice of a Claim will not relieve Indemnifying Party of liability except to the extent caused by the failure. Indemnifying Party will defend a Claim with counsel reasonably satisfactory to Indemnified Party. Indemnified Party will cooperate fully in this defense.

4.     Insurance. Customer will maintain (a) sufficient insurance to cover all unpaid inventory in its possession, naming ABDC on such policies as a loss payee, and (b) professional liability insurance with limits of at least $1 million per incident/$3 million aggregate (as reasonably increased by ABDC from time to time). Proof of this coverage will be provided to ABDC on request.

5.     Confidentiality. Each party and its employees/representatives will protect all proprietary and confidential information (“Confidential Information”) disclosed by the other and not use or disclose it unless legally required or in connection with this PVA. Confidential Information does not include information available on a non-confidential basis; known or able to be formulated by the receiving party; or required to be disclosed by law. Pricing is strictly confidential. Customer will request confidential treatment if this PVA is disclosed for any reason.

6.     Late Payment; Billing Disputes. All payments must be received in ABDC’s account during normal business hours on the date due. Customer’s payments obligations under this PVA are absolute, unconditional and not subject to reduction, set-off, counterclaim or delay. If payment amounts is not received by the due date, in addition to other remedies, ABDC may (a) withhold any payments or deliveries to Customer and will assess a per-day late payment fee of the lower of 0.05% (18%/360) or the maximum legal rate on the outstanding balance until paid, beginning on the first business day after such due date, and (b) adjust future Price of Goods on all Products to reflect Customer’s payment history. Billing disputes must be brought to the attention of ABDC’s accounts receivable department within 12 months after receipt of the first statement containing the disputed amount or Customer will be deemed to accept the statement’s accuracy.

7.     PassPortTM Nomad. If Customer uses PassPortTM Nomad, ABDC retains title to the associated hardware (“Hardware”) and software (“Software”) and will maintain the Hardware unless damaged by Customer or stolen. ABDC grants Customer a non-exclusive, nontransferable and revocable license to use the Software. Customer cannot make, or allow others to make, copies except 1 backup copy that includes all proprietary notices. Customer cannot modify Software, create derivative works or translate, reverse engineer, disassemble or decompile Software. ABDC warrants that, for the first 90 days of the Term (a) Software will perform substantially per its documentation if operated as directed and (b) media on which Software is provided will be free from defects under normal use. ABDC DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, FOR HARDWARE AND SOFTWARE, AND ACCURACY OF ANY DATA; ALL DATA IS PROVIDED “AS IS”; ERRORS AND INTERRUPTIONS MAY OCCUR AND CUSTOMER HAS ALL RISKS FOR QUALITY AND PERFORMANCE. ABDC’s liability and Customer’s sole remedy for breach of these warranties will be, at ABDC’s option, to repair or replace Software or Hardware.

8.      Notices. Notices must be in writing and sent registered mail, prepaid, or by fax to other party’s address/fax number below its signature unless changed by written notice to the other party. Customer will promptly notify ABDC of changes in name or business form, or any intent to buy, sell, close, move or affiliate with a pharmacy, change or expand a Facility’s class of trade or otherwise materially modify operations. ABDC may reasonably adjust Price of Goods on all Products due to these or unforeseen market changes. Per the Telephone Consumer Protection Act of 1991, 47 U.S.C. §227, Customer agrees to faxed notices and marketing materials from ABDC and its affiliates.

9.      EEO Requirements. ABDC warrants it does not and will not discriminate against any employee or applicant for employment because of race, creed,color, national origin, religion, gender, sexual preference, veteran status, handicap or as otherwise prohibited by law and will meet affirmative action obligations as are imposed by law.

10.    Force Majeure. ABDC’s failure to perform due to force majeure or other events beyond its control will be excused.

11.    Definitions.

Adjusted Net Purchases means Net Purchases less PEP Rebates and PRxO Rebates.

ACH/EFT means automated clearinghouse electronic funds transfer initiated by ABDC.

Carve-Out Manufacturers mean the following manufacturers and each of their respective affiliates or subsidiary companies as of the Effective Date: [**] Change in Control means sale or other transfer of 25% or more of Customer’s assets; or the voting equity or other voting interest in Customer.

Contract Product means a Product for which pricing is established by an agreement between Customer or Customer’s GPO and the supplier.

Cost means for (a) Contract Products, the Product’s price as set under the applicable contract and maintained in an ABDC bid file and (b) non-Contract Products, the applicable supplier’s published WAC. For all Products, Cost is set on the date Product is allocated to Customer; Cost outside of the continental U.S. may be higher than a Supplier’s normal price list or Contract Product price; and Cost is calculated after excluding any supplier prompt pay discount given to ABDC.

CSOS means a DEA-certified controlled substance ordering system.

DME means durable medical equipment and other home healthcare products carried by ABDC.

Facility means each of Customer’s owned or controlled pharmacies that is approved by ABDC to purchase Products under this PVA.

GPO means a buying group or group purchasing organization described in 42 CFR 1001.952(j).

HBC means health and beauty care products.

Net Purchases means the dollar amount of Customer’s Product purchases under this PVA at invoice, less returns and allowances and with any minimums prorated for any partial period.

OMP means ABDC’s Suspicious Order Monitoring Program.

OTC means over-the-counter pharmaceutical products.

PRxO Generics means generic Rx offered pursuant to ABDC’s preferred generic formulary program as set by ABDC from time to time.

PRxO Ratio means the ratio derived by dividing total PRxO Generics Net Purchases by total Rx Net Purchases.

Rx means prescription pharmaceutical products.

Products mean Rx, OTC, HBC and DME offered under this PVA, which specifically exclude blood products.

Special Priced Products means Products designated by ABDC including PRxO Generics and other generic Rx, biosimilars, Specialty BRx, med/surg, drop ships ([**]%), DME, supplies (vials/bottles), private label, food, nutritionals, gift and general merchandise, OTC ([**]%), HBC, repacks, slow-moving or difficult to manage Products (e.g., bulky, > 500 ml or refrigerated) and Products purchased from suppliers not offering ABDC cash discounts of [**]% or better, deliveries FOB destination or other standard terms.

CONFIDENTIAL

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Specialty BRx means brand Rx designated by ABDC as such because it has a high cost, targets disease with a small-to-medium target population with serious unmet medical needs, requires high-touch disease management services (e.g., patient education, monitoring), requires special handling, storage or services or is prescribed or administered by a specialist.

CONFIDENTIAL